TRANSCRIPT
OCC - Q3 2013 Optical Cable Corporation Earnings Conference Call
EVENT DATE/TIME: SEPTEMBER 12, 2013 / 10:00AM ET

CORPORATE PARTICIPANTS
Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher- IR
Neil Wilkin Optical Cable Corporation - Chairman, President, CEO
Tracy Smith Optical Cable Corporation - CFO

PRESENTATION

Operator
Good morning. I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation Third Quarter 2013 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period.
(Operator Instructions)
Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher- IR
Thanks, Jackie. Good morning, and thank you all for participating on Optical Cable Corporation's third quarter of fiscal year 2013 conference call. By this time, everyone should have a copy of the earnings press release. If you don't have it, please visit occfiber.com for a copy. On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC.
Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors, including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning's press release. These cautionary statements apply to the contents of the internet webcast on occfiber.com as well as today's call.
Now I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO
Thank you, Andrew, and good morning, everyone. Joining me today on the call is Tracy Smith, our Senior Vice President and Chief Financial Officer. I will begin today's call with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2013 in some detail. After Tracy's remarks, I will answer as many of your questions as we can.
As is the normal practice, we will take questions from analysts and institutional investors during the Q&A session. We also offer individual shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.
While our year-over-year results were impacted by decreased sales to two customers, we are encouraged by sales growth achieved with other customers and in other markets, growth we believe reflects the strength of our underlying business. Despite continued economic headwinds in certain of our markets, we are confident that the Company is well-positioned. OCC is investing to support a broader product offering across many of our product lines and to expand our production capabilities as we believe appropriate given our expected sales opportunities. We believe these investments will support future growth and enhance shareholder value.
Net sales for the third quarter of fiscal year 2013 were $19.6 million, down 10.9% when compared to net sales of $22 million for the third quarter of fiscal year 2012, primarily as a result of decreased sales to two major customers. Excluding the impact of these two customers, OCC's net sales would have increased 4.8% during the third quarter of fiscal year 2013, compared to the same period last year. Sequentially, net sales increased 2.5% in the third quarter of fiscal year 2013, compared to net sales of $19.1 million for the second quarter of this current fiscal year.
Our gross profit margin for the third quarter was impacted by increases in certain production costs, particularly at our Roanoke facility, in order to further expand the breadth of our production capabilities and to support future growth, as well as to accommodate higher potential levels of production.
I want to highlight that during the third quarter we maintained our solid balance sheet, once again achieved positive cash flow from operations, and continued to return capital to shareholders through the regular quarterly dividend.
Looking ahead, we are focused on various initiatives to grow sales. At the same time, it is important to recognize that some of the new markets in which we are participating involve larger projects and orders with greater variability in any given quarter—which in turn can create greater volatility on our top line. We saw this dynamic during our second and third quarters of fiscal year 2013 when compared to the same periods last year.
At the same time, we also continue to focus on further improving operational efficiencies and keeping our costs under control. OCC continues to have strong operating leverage, which allows us to deliver disproportional increases in earnings as sales increase—which in turn creates shareholder value. We remain confident in the underlying strength of our business, our market position, our comprehensive suite of products, and our strategic plan to enhance shareholder value.
And with that, I will now turn the call over to Tracy Smith, our CFO, who will review some of the specifics regarding our third quarter financial results.

Tracy Smith - Optical Cable Corporation - CFO
Thanks, Neil. Net sales for the third quarter of fiscal 2013 decreased 10.9% to $19.6 million, compared to net sales of $22 million for the same period last year, primarily as a result of the decreased sales to two major customers. Net sales to customers in the United States decreased 11% in the third quarter of fiscal 2013, compared to the same period last year, and net sales to customers outside of the United States decreased 10.8% compared to the same period last year.
Net sales for the first nine months of fiscal 2013 decreased 8.7% to $56 million, compared to net sales of $61.4 million for the same period last year. We experienced an increase in net sales during the first nine months of fiscal 2013 in our specialty markets compared to the same period last year, but this increase was offset by decreases in net sales in our commercial markets.
Net sales to customers in the United States decreased 12.8% in the first nine months of fiscal 2013, compared to the same period last year, while net sales to customers outside of the United States increased 2.2% compared to the same period last year.
The decrease in net sales during the third quarter and first nine months of fiscal year 2013, compared to the same periods last year, is primarily due to the fact that we recognized net sales totaling, in the aggregate, approximately $5.1 million and $11 million, respectively, during the third quarter and the first nine months of fiscal 2012 as the result of a number of large orders for two major customers that did not recur at the same levels during the third quarter and the first nine months of fiscal 2013.
Excluding the impact of these two customers, OCC's net sales would have increased 4.8% during the third quarter of fiscal year 2013, compared to the same period last year, and would have increased slightly during the first nine months of fiscal year 2013, compared to the same period last year. The extended global economic weakness in certain markets continues to place downward pressure on net sales in certain of our markets.
Gross profit decreased 30.2% to $6.1 million in the third quarter of fiscal 2013, compared to $8.8 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, decreased to 31.3% in the third quarter of fiscal 2013 from 39.9% in the third quarter of fiscal 2012. Gross profit decreased 18.8% to $19.3 million in the first nine months of fiscal 2013, compared to $23.8 million in the first nine months of fiscal 2012. Gross profit margin decreased to 34.5% in the first nine months of fiscal 2013 from 38.8% in the first nine months of fiscal 2012.
Gross profit margin in the third quarter and first nine months of fiscal year 2013 was negatively impacted by lower net sales, as certain fixed manufacturing costs were spread over lower sales volumes. Additionally, we have experienced an increase in certain production costs at our Roanoke facility in order to further expand our production capabilities to support future growth, as Neil mentioned previously. Furthermore, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on both anticipated and unanticipated changes in product mix.
SG&A expenses decreased 10.8% to $6.2 million during the third quarter of fiscal 2013, compared to $6.9 million for the same period last year. SG&A expenses as a percentage of net sales were 31.4% in both the third quarters of fiscal years 2013 and 2012. SG&A expenses decreased 7.5% to $18.7 million for the first nine months of fiscal 2013, compared to $20.3 million for the same period last year. SG&A expenses as a percentage of net sales were 33.5% in the first nine months of fiscal year 2013, compared to 33% in the first nine months of fiscal 2012. The decrease in SG&A expenses in the third quarter and first nine months of fiscal 2013, compared to same periods last year, was primarily due to decreased employee related costs and decreased shipping costs.
For the third quarter of fiscal year 2013, we reported a net loss attributable to OCC of $125,000, or $0.02 per basic and diluted share, compared to net income of $1.2 million, or $0.18 per basic and diluted share, for the comparable period last year. Net income attributable to OCC for the first nine months of fiscal 2013 was $48,000, or $0.01 per basic and diluted share, compared to $2.3 million, or $0.36 per basic and diluted share, for the first nine months of fiscal 2012.
As of July 31, 2013, we had outstanding borrowings of $3.8 million on our revolving credit facility. We also had outstanding loan balances of $7.8 million under our real estate term loans as of July 31, 2013. On August 30, 2013, subsequent to OCC's fiscal third quarter, we refinanced and replaced our revolving credit facility with SunTrust Bank, increasing the amount we may borrow under our line of credit from $6 million to $9 million and extending the maturity date to August 31, 2015. At this time, OCC has no plans for the use of the increased total credit available under the new revolving credit facility.
With that, I'll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO
Thank you, Tracy. And now we are happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions, I'd appreciate it.

QUESTION AND ANSWER

Operator
(Operator Instructions). At this time, it appears we have no audio questions, so I would like to turn the floor back over to Mr. Wilkin.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO
Andrew, do we have any questions that have been submitted in advance by individual shareholders?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher- IR
Neil, we don't. No individual shareholders submitted questions in advance of this call.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO
Okay. Well, with that, I would like to thank everyone for participating on today's call. And as always, we appreciate your time and interest in OCC. Thank you.

Operator
Thank you. This concludes today's conference call. You may now disconnect.